Exhibit 1


                          IDENTITY OF MEMBERS OF GROUP


  Sanju K. Bansal is the record holder of 16,954 shares (reflects 2-for-1 split effective 1/20/00) of Class B Common Stock of MicroStrategy Incorporated
("Class B Common Stock"), Shangri-La LLC, a Delaware limited liability company, is the record holder of 8,223,958 shares (reflects 2-for-1 split effective 1/20/00) of Class B Common Stock and 19,000 shares (reflects 2-for-1 split effective 1/20/00) of Class A Common Stock of MicroStrategy Incorporated
("Class A Common Stock"), the Sanjeev K. Bansal Qualified Annuity Trust
#1 is the record holder of 56,000 shares (reflects 2-for-1 split effective 1/20/00) of Class B Common Stock and the Sanjeev K. Bansal Qualified Annuity Trust #2 is the record holder of 383,046 shares (reflects 2-for-1 split effective 1/20/00) of Class B Common Stock. Class B Common Stock is convertible at any time at the option of the holder into Class A common Stock of MicroStrategy Incorporated on a one-for-one basis. Sanju K. Bansal is the sole member of Shangri-La LLC and the sole trustee of the Sanjeev K. Bansal Qualified Annuity Trust #1 and the Sanjeev K. Bansal Qualified Annuity Trust #2. Accordingly, Mr. Bansal is the beneficial owner of the shares of Class B Common Stock held of record by Shangri-La LLC and the shares of Class B Common Stock held of record by the Sanjeev K. Bansal Qualified Annuity Trust #1 and the Sanjeev K. Bansal Qualified Annuity Trust #2.




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